Exhibit 99.1

Buffalo Wild Wings, Inc. Announces Fourth Quarter 2008 Results

Same-store sales increases of 4.5% at company-owned and 2.5% at franchised restaurants;

Earnings per diluted share increase of 26.5% to $0.43

MINNEAPOLIS--(BUSINESS WIRE)--February 11, 2009--Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the fourth quarter ended December 28, 2008. Highlights for the fourth quarter versus the same period a year ago were:

  Total revenue increased 32.6% to $121.2 million
  Company-owned restaurant sales grew 35.7% to $109.8 million
  Same-store sales increased 4.5% at company-owned restaurants and 2.5% at franchised restaurants
  Net earnings increased 28.7% to $7.7 million from $6.0 million, and earnings per diluted share increased 26.5% to $0.43 from $0.34

Sally Smith, President and Chief Executive Officer, commented, “We’re excited to share our impressive fourth quarter and full year 2008 results. Our outstanding revenue growth of 32.6% for fourth quarter translated to net earnings growth of 28.7%, providing a strong finish to the year. For the full year of 2008, we increased our number of locations by 67 units, built our top line revenue by over 28%, and delivered net earnings growth of more than 24% to our shareholders. Our performance demonstrates the strength of this brand and the high level of execution by our Franchisees and Team Members.”

Total revenue increased 32.6% to $121.2 million in the fourth quarter compared to $91.4 million in the fourth quarter of 2007. Company-owned restaurant sales for the quarter increased 35.7% to $109.8 million driven by a company-owned same-store sales increase of 4.5% and 36 more company-owned restaurants in operation at the end of fourth quarter 2008 relative to the same period in 2007. Franchise royalties and fees increased 9.0% to $11.4 million versus $10.4 million in the prior year. This increase was the result of a franchised same-store sales increase of 2.5% and 31 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $43,864 for the fourth quarter of 2008 compared to $40,485 for the same quarter last year, an 8.3% increase. Franchised restaurants averaged $48,424 for the period versus $47,293 in the fourth quarter a year ago, a 2.4% increase.

For the fourth quarter, net earnings increased 28.7% to $7.7 million versus $6.0 million in the prior year. Earnings per diluted share were $0.43, as compared to fourth quarter 2007 earnings per diluted share of $0.34.

2009 Outlook

Ms. Smith continued, “2009 is off to a great start! To date, our first quarter same-store sales are among the best in the industry with an 8% increase at company-owned restaurants and a 7% increase at franchised locations. Our first quarter marketing and media plans are firmly in place, including a new TV commercial that will air nationally during each week of the college basketball tournaments up through the championship game. Our restaurant Team Members are well-prepared, energized, and ready to "WOW" the crowds.”

Ms. Smith concluded, “We believe our 2009 annual goals of 15% unit growth, 25% revenue growth, and 20% to 25% net earnings growth are achievable. Our brand offers a unique and appealing experience that is more than just going out to eat. Buffalo Wild Wings is a haven where people go to relax and connect with friends and family, and we are thankful that, in this economy, they are choosing Buffalo Wild Wings as the place they want to be for hot wings and a cold beer.”

Buffalo Wild Wings will be hosting a conference call today, February 11, 2009 at 4:00 p.m. Central Standard Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until February 18, 2009. To access this replay, please dial 1.303.590.3030, password 3967792.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 567 Buffalo Wild Wings locations across 39 states.

Forward-looking Statements

Certain statements in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. These statements include, without limitation, those relating to our projected unit, revenue and earnings growth rates for 2009 and beyond and our ability to fund our growth. Forward-looking statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening in the future, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of commodities, the success of our marketing and other initiatives, our ability to control restaurant labor and other restaurant operating costs, the transition of the recently-acquired Las Vegas restaurants, economic conditions (including changes in consumer preferences or consumer discretionary spending), the availability of financing to real estate developers and franchisees, competition, the impact of applicable regulations, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Fiscal years ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Revenue:
Restaurant sales	$109,836	80,950	379,686	292,824
Franchising royalties and fees	11,377	10,435	42,731	36,828
Total revenue	121,213	91,385	422,417	329,652
Costs and expenses:
Restaurant operating costs:
Cost of sales	32,181	24,899	113,266	90,065
Labor	32,442	23,471	114,609	87,784
Operating	17,398	13,501	60,205	47,974
Occupancy	7,285	5,300	25,157	19,986
Depreciation and amortization	6,902	4,783	23,622	16,987
General and administrative (1)	11,079	9,438	40,151	35,740
Preopening	2,511	2,227	7,930	4,520
Loss on asset disposals and impairment	15	449	2,083	987
Total costs and expenses	109,813	84,068	387,023	304,043
Income from operations	11,400	7,317	35,394	25,609
Investment income (loss)	(126)	686	970	2,909
Earnings before income taxes	11,274	8,003	36,364	28,518
Income tax expense	3,547	1,998	11,929	8,864
Net earnings	$7,727	6,005	24,435	19,654
Earnings per common share – basic	$0.43	0.34	1.37	1.12
Earnings per common share – diluted	0.43	0.34	1.36	1.10
Weighted average shares outstanding – basic	17,854	17,612	17,813	17,554
Weighted average shares outstanding – diluted	18,011	17,860	17,996	17,833

(1) Includes stock-based compensation of $1,679, $707, $4,900, and $3,755, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Fiscal years ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Revenue:
Restaurant sales	90.6%	88.6%	89.9%	88.8%
Franchising royalties and fees	9.4	11.4	10.1	11.2
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	29.3	30.8	29.8	30.8
Labor	29.5	29.0	30.2	30.0
Operating	15.8	16.7	15.9	16.4
Occupancy	6.6	6.5	6.6	6.8
Depreciation and amortization	5.7	5.2	5.6	5.2
General and administrative	9.1	10.3	9.5	10.8
Preopening	2.1	2.4	1.9	1.4
Loss on asset disposals and impairment	0.0	0.5	0.5	0.3
Total costs and expenses	90.6	92.0	91.6	92.2
Income from operations	9.4	8.0	8.4	7.8
Investment income (loss)	(0.1)	0.8	0.2	0.9
Earnings before income taxes	9.3	8.8	8.6	8.7
Income tax expense	2.9	2.2	2.8	2.7
Net earnings	6.4	6.6	5.8	6.0

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)
(unaudited)

	December 28, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$8,347	1,521
Marketable securities	36,157	66,513
Accounts receivable – franchisees, net of allowance of $25	895	885
Accounts receivable – other	5,759	6,976
Inventory	3,104	2,362
Prepaid expenses	3,294	3,060
Refundable income taxes	1,611	1,886
Deferred income taxes	1,731	1,303
Total current assets	60,898	84,506

Property and equipment, net	154,432	102,742
Restricted cash	7,670	7,161
Other assets	9,846	2,320
Goodwill	10,972	369
Total assets	$243,818	197,098

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,514	2,316
Accounts payable	16,691	10,692
Accrued compensation and benefits	14,155	12,615
Accrued expenses	7,116	6,207
Current portion of deferred lease credits	56	660
Total current liabilities	40,532	32,490

Long-term liabilities:
Other liabilities	1,270	1,031
Marketing fund payables	7,670	7,161
Deferred income taxes	8,916	2,166
Deferred lease credits, net of current portion	13,837	12,585
Total liabilities	72,225	55,433

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 and 20,200,000 shares, respectively; issued and outstanding 17,887,271 and 17,657,020 respectively	86,318	80,825
Retained earnings	85,275	60,840
Total stockholders’ equity	171,593	141,665
Total liabilities and stockholders’ equity	$243,818	197,098

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Fiscal years ended
	December 28, 2008	December 30, 2007
Cash flows from operating activities:
Net earnings	$24,435	19,654
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	23,415	16,987
Amortization	207	(54)
Loss on asset disposals and impairment	2,083	987
Deferred lease credits	1,955	2,374
Deferred income taxes	6,322	(894)
Stock-based compensation	4,900	3,755
Excess tax benefit from the exercise of stock options	(615)	(1,007)
Change in operating assets and liabilities:
Trading securities	23	(302)
Accounts receivable	375	(1,183)
Inventory	(473)	(595)
Prepaid expenses	(152)	(2,008)
Other assets	(608)	(600)
Unearned franchise fees	198	(31)
Accounts payable	809	3,683
Refundable income taxes	890	(1,143)
Accrued expenses	2,343	3,956
Net cash provided by operating activities	66,107	43,579

Cash flows from investing activities:
Acquisition of property and equipment	(67,396)	(41,359)
Acquisition of franchised restaurants	(23,071)	—
Purchase of marketable securities	(116,259)	(158,170)
Proceeds of marketable securities	146,592	144,842
Net cash used in investing activities	(60,134)	(54,687)

Cash flows from financing activities:
Issuance of common stock	1,227	1,446
Tax payments for restricted stock units	(989)	(1,580)
Excess tax benefit from the exercise of stock options	615	1,007
Net cash provided by financing activities	853	873
Net increase (decrease) in cash and cash equivalents	6,826	(10,235)
Cash and cash equivalents at beginning of period	1,521	11,756
Cash and cash equivalents at end of period	$8,347	1,521

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2008	165	169	187	197
2007	140	145	148	161
2006	124	129	134	139
2005	106	110	116	122
2004	88	92	97	103

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2008	340	346	348	363
2007	299	301	313	332
2006	260	270	278	290
2005	212	224	234	248
2004	168	175	189	203

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	4.1%	8.3%	6.8%	4.5%	5.9%
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%
2005	6.1%	2.7%	1.8%	2.5%	3.2%
2004	11.1%	10.6%	9.9%	7.6%	9.7%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	2.1%	4.5%	2.1%	2.5%	2.8%
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%
2005	3.2%	1.8%	1.1%	2.6%	2.2%
2004	12.0%	10.4%	5.7%	3.7%	7.6%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$41,438	40,572	42,400	43,864	42,141
2007	39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033
2005	33,195	30,531	31,361	33,953	32,304
2004	32,289	30,248	30,983	33,038	31,663

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$47,812	46,390	46,889	48,424	47,382
2007	46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975
2005	41,309	39,824	40,149	42,533	40,999
2004	39,678	38,072	38,727	40,926	39,402

CONTACT:
Buffalo Wild Wings, Inc.
Investor Relations Contact:
Mary Twinem, 952-253-0731